July 28, 2020

VIA EMAIL (mattjjewell@gmail.com)

Matthew J. Jewell
823 Clifton Road
Atlanta, Georgia 30307

Dear Matt:
This amended and restated letter agreement (this “Consulting Agreement”) sets forth the terms and conditions whereby Matthew J. Jewell (“Consultant” or “you”) agrees to provide certain services (as described on Schedule 1) to Forward Air, Inc., with offices located at 1915 Snapps Ferry Road, Bldg. N, Greeneville, TN 37745, a Tennessee corporation, and all of its affiliated companies (collectively, the “Company”).

RECITALS
WHEREAS, Consultant served the Company for approximately 18 years in various capacities, most recently as the Company’s Chief Commercial Officer;
WHEREAS, on June 30, 2020, Consultant transitioned out of his role as the Company’s Chief Commercial Officer and his employment with the Company terminated (the “Employment End Date”);
WHEREAS, on June 12, 2020, Consultant and the Company executed a Consulting Agreement in order to retain Consultant’s experience and expertise pertaining to mergers, acquisitions and business development following the Employment End Date (the “June Consulting Agreement”); and
WHEREAS, Consultant and the Company desire to amend and restate the Consulting Agreement in its entirety upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company hereby agree that the June Consulting Agreement is hereby amended, modified, superseded and restated in its entirety by this Consulting Agreement.

1.    SERVICES.

1.1    The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2    You shall provide to the Company the services set forth on Schedule 1 attached hereto and made a part hereof (the “Services”).

1.3    The Company shall not control the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

1.4    Unless otherwise set forth in Schedule 1, you shall furnish, at your own expense, the equipment, supplies, and other materials used to perform the Services. The Company shall provide you with access to its premises to the extent necessary for the performance of the Services.

1.5    While on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety, and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.    TERM. The term of this Agreement shall commence on July 1, 2020 (the “Effective Date”) and shall continue for a period of six (6) months unless earlier terminated in accordance with Section 10 (the “Initial Term”). Upon expiration of the Initial Term or any Renewal Term (as defined below), this Agreement shall automatically renew for an additional thirty (30) day term (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless either you or the Company (each referred to individually as a “Party” and collectively as the “Parties”) provides written notice of nonrenewal at least five (5) days prior to the end of the then-current Term, or unless sooner terminated as provided in Section 10. If the Initial Term is renewed for any Renewal Terms pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal, subject to any change in the fees payable hereunder by the Company during the applicable Renewal Term agreed upon by the Parties. If either Party provides timely notice of its intent not to renew this Agreement, then, unless otherwise sooner terminated in accordance with its terms, this Agreement shall terminate on the expiration of the then-current Term.

3.    FEES AND EXPENSES.

3.1    As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you $20,000 per month. Additionally, the Company will pay you an Acquisition Fee, based on and in accordance with Schedule 2 attached hereto and made a part hereof. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2    You shall be entitled to reimbursement from the Company for all reasonable and documented “out-of-pocket” expenses related to travel and materials needed to perform the Services under this Agreement, provided that any single expense item in excess of $1,000 or monthly expense in excess of $3,000 in the aggregate shall require pre-approval by the Company, and Consultant shall provide appropriate documentation of all expenses. The determination of what expenses are “reasonable” is reserved to the Company’s sole discretion.

3.3    The Company and Consultant agree that as of the Employment End Date, Consultant held the vested stock options listed in Exhibit A (the “Vested Stock Options”) pursuant to certain Nonqualified Stock Option Agreements (the “Stock Option Agreements”), by and between the Company and the Consultant as identified in Exhibit A. Consultant acknowledges that pursuant to the terms of the Stock Option Agreements, on the Employment End Date, all of his unvested options were forfeited. The Company and Consultant acknowledge and agree that, notwithstanding the terms of the Stock Option Agreements, the time period for exercising the Vested Stock Options shall extend to the earlier to occur of: (i) the termination the Consulting Agreement, or (ii) the original term of each Vested Stock Option as provided in the applicable Stock Option Agreement; provided, however, that in no event will the exercise period for any Vested Stock Option expire prior to September 28, 2020. This Section 3.3 shall be deemed to amend each Stock Option Agreement and to satisfy the requirements to amend each such Stock Option Agreement set forth in Section 18 or Section 20 thereof, as applicable.

3.4    The Company shall pay the fees and expenses set forth in Sections 3.1 and 3.2 above (other than the Acquisition Fee), to the extent due and undisputed, within thirty (30) days after the Company’s receipt of an invoice submitted by you to the Company’s Chief Legal Officer, Michael L. Hance, sent via e-mail to: mhance@forwardair.com. Each invoice must be submitted monthly for the prior month’s work. The Acquisition Fee shall be paid in accordance with the terms and conditions set forth in Schedule 2.

3.5    Additional fees and expenses beyond those identified in Sections 3.1 and 3.2, if any, must be mutually agreed to in writing by the Parties.

4.    RELATIONSHIP OF THE PARTIES.

4.1    You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2    Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.    INTELLECTUAL PROPERTY RIGHTS.

5.1    The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables set out on Schedule 1 (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively, and including the Deliverables, “Work Product”), including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, other confidential or proprietary information and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. You agree that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest throughout the world in and to such Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof.

5.2    To the extent any copyrights are assigned under Section 5.1, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable Law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3    Upon the request of the Company, during and after the Term, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.4    Notwithstanding Section 5.1, to the extent that any of your pre-existing materials are incorporated in or combined with any Deliverable, you hereby grant to the Company an irrevocable, worldwide, perpetual, royalty-free, non-exclusive license to use, publish, reproduce, perform, display, distribute copies of, prepare derivative works based upon, make, have made, sell, offer to sell, import and otherwise exploit such preexisting materials and derivative works thereof. The Company may assign, transfer and sublicense such rights to others without your approval.

5.5    As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software and other materials provided to you by the Company (“Company Materials”), including all Intellectual Property Rights therein. You have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform or display any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

5.6    You shall require each of your employees and contractors to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or contractor providing any Services under this Agreement.

6.    CONFIDENTIALITY.

6.1    You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including without limitation trade secrets, and companies identified as prospects for acquisition by the Company, information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel or operations of the Company, its suppliers or customers or its acquisition prospects, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this Section 6. You agree to treat all Confidential Information as strictly confidential. Without the prior written consent of the Company, you agree not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party, and not to use any Confidential Information for any purpose except in furtherance of the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2    Confidential Information shall not include information that:

(a)    is or becomes generally available to the public other than through your breach of this Agreement; or

(b)    is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3    Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to provide written notice of any such order to an authorized officer of the Company within ten (10) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.4    Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a)    You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)    is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)    is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)    If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you:

(i)    file any document containing the trade secret under seal; and

(ii)    do not disclose the trade secret, except pursuant to court order.

7.    REPRESENTATIONS AND WARRANTIES.

7.1    You represent and warrant to the Company that:

(a)    you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b)    your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)    you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)    you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;

(e)    the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

(f)    all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, does not and will not violate or infringe upon the intellectual property rights or any other right whatsoever of any person, firm, corporation or other entity.

7.2    The Company hereby represents and warrants to you that:

(a)    it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)    the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.    INDEMNIFICATION.

8.1    You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)    bodily injury, death of any person or damage to real or tangible personal property resulting from your acts or omissions; or

(b)    your breach of any representation, warranty or obligation under this Agreement.

8.2    The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8.3    The Company shall defend, indemnify and hold harmless You and your affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)    Consultant’s discharge of his obligations under this Consulting Agreement and performance of the Services, except to the extent arising from actions or inactions for which the Company is entitled to indemnity pursuant to Section 8.1 above; or

(b)    the Company’s completion of a Transaction (as defined in Schedule 2) or an acquisition of a Prospect (as defined in Schedule 1), in each case, except to the extent arising as a direct result of Consultant’s willful misconduct or gross negligence (other than an action or failure to act undertaken or refrained from being undertaken at the written or express request of or with the written or express consent of the Company).
9.    SCOPE OF SERVICES.

9.1    Consultant and the Company acknowledge and agree that the Company is a sophisticated business enterprise with competent internal financial advisors and legal counsel, and the Company has retained Consultant for the limited purposes set forth in this Consulting Agreement. Consultant and the Company acknowledge and agree that (i) Consultant will not be providing investment banking or financial advice to the Company and (ii) the Company’s engagement of Consultant is as an independent contractor and that the Parties’ respective rights and obligations as set forth in this Consulting Agreement are contractual in nature. Accordingly, the Company disclaims any intention to impose any fiduciary or agency obligations on Consultant by virtue of the engagement contemplated by this Consulting Agreement, and Consultant shall not be deemed to have any fiduciary or agency duties or obligations to the Company, its subsidiaries, any Prospect or Candidate (as defined in Schedule 2), any other person or entity, or their respective officers, directors, securityholders, affiliates or creditors, as a result of this Consulting Agreement or the Services.

9.2    Consistent with the foregoing, the Company will hold Consultant, his affiliates and their respective officers, directors, employees, agents, successors and assigns harmless against any damages, fees, costs, losses, claims, and/or damages sustained by the Company related to its evaluation of or transactions involving any Prospect, except in cases of gross negligence or willful misconduct by Consultant.

10.    TERMINATION.

10.1    You or the Company may terminate this Agreement without cause upon thirty (30) business days’ written notice to the other Party. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any fees then due and payable under Section 3 for any Services completed up to and including the date of such termination. Additionally, the Company will remain liable for, and will timely pay, any Acquisition Fees that become due and payable following termination of this Agreement pursuant to and in accordance with Schedule 2.

10.2    You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement,

and such breach is incapable of cure, or, with respect to a material breach capable of cure, the other party does not cure such breach within ten (10) business days after receipt of written notice of such breach.

10.3    Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall within five (5) business days after such expiration or termination:

(a)    deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment and other materials provided for your use by the Company;

(b)    deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)    permanently erase all of the Confidential Information from your computer systems and other electronic devices; and

(d)    certify in writing to the Company that you have complied with the requirements of this clause.

10.4    The terms and conditions of Section 4, Section 5, Section 6, Section 7, Section 8, Section 10, Section 13, Section 14 and Section 15 shall survive the expiration or termination of this Agreement.

11.    INTENTIONALLY LEFT BLANK.

12.    RESTRICTIVE COVENANTS.

12.1    Consultant acknowledges and agrees that he is bound by the restrictions set forth in that certain Participation and Restrictive Covenants Agreement dated May 31, 2019 (the “Restrictive Covenants Agreement”) between Consultant and the Company. The parties agree that, as of the Effective Date, the term “Restricted Period” as used in Sections 4, 5 and 6 of the Restrictive Covenants Agreement is hereby amended in each case to apply for the longer of (a) 365 days after the end of Consultant’s employment with the Company and (b) the duration of the Term of this Agreement and for six months thereafter.

12.2    EXCLUSIVITY OF CANDIDATES. During the Term and for a period of 365 days following the end of the Term, without the prior written consent of the Company, Consultant shall not, and shall not authorize or permit any of his representatives to, directly or indirectly: (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any individual, corporation, limited liability company, partnership, joint venture, association, unincorporated organization or other entity (“Person”) concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving a Prospect; (ii) the issuance or acquisition of shares of capital stock or other equity securities of a Prospect; (iii) the sale, lease, exchange or other disposition of any significant portion of a Prospect’s properties or assets; or (iv) anything that would constitute an “Acquisition Proposal” under any agreement or understanding between the Company and another Person which agreement or understanding was disclosed to Consultant. The Company’s prior written consent regarding the above activities with respect to a Prospect that did not become a Candidate under Schedule 2 of this Agreement may not be unreasonably withheld. The Company’s prior written consent regarding the above activities with respect to a Candidate may be given or withheld in its sole discretion. For the avoidance of doubt, Consultant’s engagement in the above-listed activities with respect to a Prospect for which the Company’s consent has been given will not by itself be considered to violate Consultant’s obligations under Section 6 of the Restrictive Covenants Agreement, and the Company agrees that Work Product concerning such Prospect may be used for such activities to the extent that such Work Product does not contain any Confidential Information regarding the Company.

13.    ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on and be enforceable against each of the Parties hereto and their respective successors and assigns.

14.    GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents, including all schedules attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort or statute, are governed by, and construed in accordance with, the laws of the State of Tennessee (including its statutes of limitations), without giving effect to any conflict of laws provisions thereof that would require or permit the application of the laws of any jurisdiction other than those of the State of Tennessee. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Tennessee, County of Greene. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

15.    MISCELLANEOUS.

15.1    You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

15.2    All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

15.3    This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter (it being understood and agreed that the Restrictive Covenants Agreement as amended and restated by

Section 12 hereof and as attached as Exhibit B hereto shall not be affected hereby and shall remain in full force and effect in accordance with its terms).

15.4    This Agreement may be amended, modified, or supplemented, and any of the terms hereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.

15.5    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.6    This Agreement may be executed in multiple counterparts and by facsimile signature or reproduction of a physical signature by electronic means, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Agreement Continued on Next Page]

If this letter agreement accurately sets forth our understanding, kindly execute the enclosed copy and return it to the undersigned.
Very truly yours,

FORWARD AIR, INC.

/s/ Michael L. Hance
Michael L. Hance
Chief Legal Officer

ACCEPTED AND AGREED:

MATTHEW J. JEWELL

/s/ Matthew J. Jewell

 Exhibit A

Option Award Agreement	Number of Vested Stock Options Outstanding on Employment End Date
Nonqualified Stock Option Agreement dated 2/6/14	7,349
Nonqualified Stock Option Agreement dated 2/9/15	6,846
Nonqualified Stock Option Agreement dated 2/8/16	9,379
Nonqualified Stock Option Agreement dated 2/6/17	9,098
Nonqualified Stock Option Agreement dated 2/5/18	3,535
Total	36,207